Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Quanome Technologies, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	5,000,000	$0.6450	$3,225,000.00	0.0000870	$280.58

Total Offering Amounts:						$3,225,000.00		280.58
Total Fee Offsets:								0.00
Net Fee Due:								$280.58

__________________________________________
Offering Note(s)

(1)	This registration statement on Form S-8 relates to shares of common stock, $0.0001 par value per share (“Common Stock”), of Quanome Technologies, Inc. (the “Registrant”) to be issued under the Registrant’s 2025 Equity Incentive Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock which may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration that result in an increase in the number of outstanding shares of Common Stock of the Registrant.

The proposed maximum offering price per share of Common Stock is estimated in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee and is based upon a price per share of $0.645, which is the average of the high and low prices per share of Common Stock on September 28, 2026, as reported on The Nasdaq Capital Market.